Exhibit 99.7

First Guardian 8 Utility Patent Allowed for US Market

SCOTTSDALE, AZ -- (Marketwire) -- 10/16/12 -- Guardian 8 Corporation, a wholly owned operating subsidiary of Guardian 8 Holdings (OTCQB: GRDH), announced today that the company received notification on October 4, 2012 from the US Patent & Trademark Office that application 12/490,461 was allowed to proceed to issuance upon payment of standard transaction fees, which has since taken place. The application dates back to June 24, 2009 and now protects an important differentiator between Guardian 8's core product, the Pro V2, and less sophisticated personal defense devices. The product is expected to launch in the first quarter of 2013 with select customers on a wait list of over 700 companies seeing a beta version of the product prior to the full release.

Guardian 8 has been developing the technologies in its device since 2009, when inventor Charles Andy Ross, Jr. first conceived the product and assigned the patent application to the company. Chief executive officer for Guardian 8, Steve Cochennet, commented, "We have been anticipating this announcement for many months now. Our investors now have additional confidence in our ability to defend our market and provide greater returns to our shareholders." Cochennet added, "Our focus now turns to the other applications we have in various stages of development and we expect continued success."

Guardian 8 Holdings, through its wholly owned operating subsidiary Guardian 8 Corporation, is developing a product which emphasizes a 'layered defense' approach to personal protection. The Pro V2 unit is specialized for professional security and a consumer model is anticipated to be released in 2014.

Web Page: http://guardian8.com/product/

Product YouTube Video: http://www.youtube.com/watch?v=yffT5iPwpyo&feature=youtu.be

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, a unique and innovative product which combines eight non-lethal technologies designed to prevent and protect an individual from aggressors and assailants, while notifying law enforcement or others of the situation. The small, easy to use hand-held unit integrates an alerting siren, LED strobe light, laser spotter, camera, microphone, emergency notification, and pepper spray. The company plans to market their personal defense solution to professional security organizations, as well as individuals and families. To learn more about the company and its device, visit www.Guardian8.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the patent allowance; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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